Exhibit 99.1

PROG Holdings Q4 Financial Results Conference Call
Wednesday, February 23, 2022, 8:30 AM Eastern

PARTICIPANTS John Baugh - Vice President, Investor Relations Steve Michaels - President and Chief Executive Officer Brian Garner - Chief Financial Officer

PRESENTATION

Operator
Good morning and welcome to PROG Holdings, Inc.'s Fourth Quarter and Fiscal Year 2021 Financial Results Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.

After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone. To withdraw from the question queue, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to John Baugh, Vice President of Investor Relations. Mr. Baugh, please go ahead.

John Baugh
Thank you, and good morning, everyone. Welcome to the PROG Holdings' fourth quarter and year-end 2021 earnings call. Joining me this morning are Steve Michaels, PROG Holdings' President and Chief Executive Officer, and Brian Garner, our Chief Financial Officer. Many of you have already seen a copy of our earnings release issued this morning, which is available on our investor relations website, investor.progholdings.com.

During this call, certain statements we make will be forward-looking, including comments regarding our expectations related to Progressive Leasing's GMV and customer payment trends for 2022, including levels of payment delinquencies and write-offs, our capital allocation priorities, including potential share repurchases, and our financial performance outlook for the Company and its Progressive Leasing and Vive segments for 2022 including, with respect to revenues, adjusted EBITDA and, for the Company, its GAAP and non-GAAP earnings per share.

I want to call your attention to our safe harbor provision for forward-looking statements that can be found at the end of our earnings press release that we issued earlier this morning. That safe harbor provision identifies risks that may cause actual results to differ materially from the expectations discussed in our forward-looking statements. There are additional risks that can be found in our 10-K that we are filing today, which we encourage you to read. Listeners are cautioned not to place undue emphasis on forward-looking statements we make today, and we undertake no obligation to update any such statements.

On today's call we will be referring to certain non-GAAP financial measures, including adjusted EBITDA and non-GAAP earnings per share, which have been adjusted for certain items which may affect the comparability of our performance with other companies. These non-GAAP measures are detailed in the reconciliation tables included with our earnings release. The Company believes that these non-GAAP financial measures provide meaningful insight into the Company's operational performance and cash flows, and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding the Company's ongoing operational performance.

With that, I will now turn the call over to Steve Michaels. Steve?

Steve Michaels
Thank you, John, and good morning, everyone. I appreciate you joining us today as we discuss our Q4 and year-end results for 2021 and provide you with some thoughts around our expectations for 2022.
2021 was an important year for PROG Holdings. For those of you on this morning's call who have been following us for a while, you know that 2021 marked our first full year as a standalone asset-light FinTech holding company. You will also recall at the beginning of 2021, we stated that we believed our new operating profile and the substantial capital we expected to generate would

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

allow us to reinvest in our business, add innovative products and technologies, and return capital to shareholders, all of which I'm proud to report we accomplished during the year.

Highlights from 2021 include achieving GMV growth of 15.8% for our Progressive Leasing segment, more than doubling Progressive Leasing's e-commerce GMV production, and scaling our Vive Financial operations to profitability. We also entered the buy now, pay later pay-in-four space with our acquisition of Four Technologies, and created an R&D group to develop and test new FinTech products.

Perhaps just as importantly, our board authorized a $1 billion share repurchase program, and we returned significant capital to our shareholders through the repurchase of approximately 17% of our outstanding common stock. I'm extremely proud of our team's efforts this past year in driving exceptional results while helping to position us for success in both the near and long-term.

We delivered 18.3% growth in Q4 GMV in our Progressive Leasing business as compared to Q4 2020. And GMV performance improved for the full year, resulting in a 15.5% year-over-year increase in our gross leased assets portfolio. This larger portfolio should result in continued revenue growth in 2022.

Progressive Leasing's e-commerce GMV grew 45% in Q4 and 151% for the year, representing 15.2% of its GMV in 2021. We expect strong growth in Progressive Leasing's e-com business to continue as we integrate with existing large point-of-sale partners' online carts and add new partners through our plug-and-play solutions.

Our GMV growth in 2021 was driven primarily by our large national POS partners, and we expect that growth to continue in 2022. We believe we are well-positioned to drive their sales and our GMV in what will likely be a more challenging year for comp sales. We are encouraged as more of our POS partners recognize and embrace the additional business that we can bring them through joint marketing initiatives.

In Q4 alone, we deployed tens of millions of co-branded promotional emails, generating traffic to our POS partner stores and websites, which helped them drive sales and us capture additional GMV. Our consolidated Q4 revenues grew 6.8% year-over-year and 7.8% in 2021, due primarily to a larger lease portfolio fueled by strong GMV growth.
As the annual outlook we provided in November indicated for Q4, consolidated adjusted EBITDA margins declined to 11.2% compared to the stimulus-aided margins of 15.6% in the year-ago period. We continued to see a return to pre-pandemic delinquency and write-off trends in the fourth quarter, similar to what we experienced in the third quarter, with Progressive Leasing write-offs coming in slightly higher than expected at 6.8%, but still in line with pre-pandemic 2019 Q4 levels. We ended the year with adjusted EBITDA of $388.7 million, an increase of 13.9% over 2020, and an adjusted EBITDA margin of 14.5%.
Turning to our balance sheet and capital allocation priorities, we had a very busy Q4. At the end of November, we issued $600 million of senior unsecured notes, which were primarily used to fund our successful $425 million Dutch tender. As we discussed then, there were a number of reasons to take these actions. First, we had a net cash position, which we expected to continue given our business's strong free cash flow generation. Second, it was a good time to take advantage of the low interest rate environment. And finally, we believed our shares represented an attractive value.
We also made significant organic investments in Progressive Leasing's technological capabilities, resulting in the launch of plug-ins for many of the largest e-com platforms and enhanced online checkout integrations for a number of our key retailers, which we believe makes for a more valuable and lasting partnership. Progressive Leasing also launched a new retailer management platform, PROG Central, which gives our small and medium sized POS

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

partners a best-in-class tool to manage individual lease details while helping reduce the time between application and sale.
We believe these initiatives will deliver benefits for years to come, and we expect to continue developing complimentary FinTech products designed to assist our leasing business in capturing a large share of the $30 to $40 billion addressable LTO market. By adding new products, we can broaden our customer base, reach a larger number of consumers on a more frequent basis, and increase the overall TAM for our business.
Last but certainly not least, during 2021 we added several seasoned technology, operational, compliance, and financial executives to round out our management team and deepen our bench. In addition, we are proud that three new independent directors joined our board, each of whom brings significant digital expertise, including experience leveraging technology and data, to drive meaningful consumer engagement and growth.
Before turning to our 2022 outlook, I would be remiss if I did not say that, in the short term, the macroeconomic environment remains challenging due to a whole host of issues, including ongoing supply chain disruptions, the national labor shortage, and a steep increase in inflation to levels not seen in decades, not to mention the continuing effects of COVID.

Additionally, an uncertain tax refund season due to potential IRS delays and the unknown impact of the recent expiration of monthly refundable child tax credit payments, alongside a lack of two meaningful government stimulus payments made in early 2021, will likely create headwinds for the business in the near term. In fact, as of today, our first quarter GMV is slightly negative year-to-date compared to the same period last year.

Turning to our 2022 outlook, which, as you may have seen from our earnings release, we are now dividing into three segments. In the Progressive Leasing segment, we are forecasting revenue growth in the mid to high single digits, driven by the larger portfolio that we had at year-end 2021, along with our belief that, despite these early macroeconomic headwinds, we will continue to grow GMV in 2022.

The decline in adjusted EBITDA outlook is largely explained by write-offs increasing from 4.8% in 2021 back to our targeted annual range of 6% to 8%. We have been consistent in communicating our expectation that write-offs would trend towards normal levels as we move further away from stimulus payments, which is what we are seeing in our payment rates and delinquencies.

Our near prime and below prime customers are currently feeling the impacts of the expiration of stimulus and the increase of inflationary pressures more than prime consumers. Notwithstanding those challenges, from a performance standpoint we continue to remain confident in our ability to manage our write-offs in the annual range of 6% to 8%, and we are tracking within that range year-to-date.

We also expect SG&A to return to slightly higher than pre-pandemic levels, in the high 12%'s as a percentage of revenue, as we continue to invest in technology and product as well as experience higher compensation costs resulting from the tight labor market across the nation.
Our Vive Financial segment had record GMV, revenue, and adjusted EBITDA in 2021, and I'd like to congratulate the entire Vive team on their great performance. The adjusted EBITDA for 2021 was primarily driven by a release in the provision for credit losses as the reserve rate dropped to pre-pandemic levels. However, in 2022, we don't anticipate having this same tailwind.

Vive's expected revenue growth for 2022 is driven by the higher loans receivable balance that was built up from 2021's strong GMV. The forecasted adjusted EBITDA range shows strong profitability even with a year-over-year reduction due to the 2021 provision release. We expect Vive to remain profitable going forward.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

Finally, we are providing outlook for our other operations for the first time. This represents our Four Technologies business as well as the development of new FinTech products. The impact to PROG Holdings' adjusted EBITDA from the loss of $15 to $20 million is almost evenly split between these two areas.

As you know, we purchased Four last summer and spent the last few quarters building up the infrastructure and team while working on portfolio performance and integration into PROG's ecosystem. We believe the pay-in-four BNPL product is complementary to our core leasing business as we look to grow with existing and prospective POS partners.

As we announced last March, we hired a leader to build an R&D team to develop innovative products and technologies that we believe will enhance our offerings. One of the pillars of our growth strategy is to broaden our FinTech ecosystem by exploring additional products and technologies that drive frequent customer engagement and loyalty. As I have said before, from a capital allocation standpoint, investing in this type of organic growth through consistent innovation is critical to our long-term success, and our other operations are part of our commitment to that objective.

From an overall PROG Holdings standpoint, we have been clear that government stimulus helped us record above average earnings in the last two years. 2022 is the year we expect to return to our historical pre-pandemic 11% to 13% adjusted EBITDA annual range, which means a pause in the earnings growth we have delivered for many years. Our forecast for the performance of our portfolio across our businesses is an expected and natural result of a return to a more normal operating environment.

However, we continue to be excited and optimistic about the opportunity in front of us for 2022 and beyond. Our existing POS partners are committed to our product more than ever before, and our new partner pipeline is robust. We expect strong growth in the number of new e-commerce and brick and mortar partnerships, which we believe will lead to GMV growth in the years to come.

We're particularly excited about the initiatives our R&D team is working on, and we believe they have the ability to assist us in capturing more of the large total addressable market. Our people, products, and scale give us an advantage in the marketplace, which is evidenced by the strength of our retail partner network and our best-in-class customer satisfaction and NPS scores.

Finally, I want to take a moment to recognize the great work from our entire PROG team over the busy Q4 and for all of 2021. We believe in people above all else, and I'm happy to share Progressive Leasing was named one of the best places to work in both Utah and Arizona, our two largest states from an employee standpoint. I know and appreciate what the entire team accomplished this year, and I'd like to thank you all for your hard work and dedication.

I will now turn the call over to our CFO, Brian Garner, who will discuss our financial results in greater detail. Brian?

Brian Garner
Thanks, Steve. PROG Holdings' fourth quarter financial results reflect three primary trends in the business. First, strong GMV in the period for both Progressive Leasing and Vive Financial increased our overall portfolio size, which should benefit future period revenues. Second, we increased our rate of investment in technology, sales, and marketing from the reduced levels during the first year of the pandemic. And finally, we continue to experience the normalization of key portfolio metrics, including customer payments, as we have now reached pre-pandemic levels.
As we expected, the impact of increased investment and higher write-offs drove margin contraction from the elevated levels we saw in the year-ago period, when our customers

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

benefited from higher levels of liquidity driven by government stimulus. As Steve mentioned, we took meaningful steps during the fourth quarter to better optimize our balance sheet, including the repurchase of $425 million of outstanding shares of our common stock in a tender offer, which we funded through the issuance of $600 million of senior unsecured notes.

After the expiration of the tender offer, we repurchased approximately $66 million of outstanding shares of our common stock during the fourth quarter and the first two months of 2022. We currently have $509 million remaining under our $1 billion share repurchase program. We will continue to look for opportunities to utilize our strong balance sheet and cash generation to execute against our capital allocation priorities.

Now, to provide some color on the Progressive Leasing segment, GMV grew 18.3% in the fourth quarter and 15.8% for the year. The continued growth in GMV contributed to our gross leased assets increasing 15.5% year-over-year. This is the third consecutive quarter that the portfolio has grown, which sets the stage for continued revenue growth in 2022.

Progressive Leasing's revenue grew 6% to $630 million in Q4 compared to the year-ago period, driven by the previously mentioned growth in the portfolio, partially offset by trends in customer payment performance. We saw 90 day buyout levels decline year-over-year, and customers' delinquencies and leased merchandise write-offs reach pre-pandemic levels.
Progressive Leasing's Q4 gross margin was 30.2% versus 32.5% in Q4 of 2021. This 225 basis point decline was driven by higher delinquencies within our leased portfolio driving reserve levels higher, partially offset by less 90 day buyout activity.
SG&A for the Progressive Leasing segment was $84.6 million, or 13.4% of revenues, in the fourth quarter compared to $70 million, or 11.8% of revenues, in the year-ago period. This was driven by continued investments in technology to enhance our customers' and retailers' lease-to-own experience, an increase in sales and marketing spending, and higher corporate and public company expenses.
Progressive Leasing's provision for write-offs was 6.8% in Q4. It is important to note that the provision for write-offs is in line with our historical pre-pandemic norms for Q4 and well within our 6% to 8% annual target. For comparison purposes, our provision for write-offs for the fourth quarter of 2019 was 6.6%. We closely monitor customer payment trends to inform our decisioning posture, and expect to deliver portfolio performance within that annual range of 6% to 8% for 2022.

Adjusted EBITDA for the Progressive Leasing segment in the fourth quarter was $66.4 million compared to $100.2 million in the same period in 2020, a reflection of normalized customer payment trends and SG&A investments. As we enter 2022, we expect adjusted EBITDA margins for the Progressive Leasing segment to fall within our historic 11% to 13% annual target.

Pivoting to consolidated results, Q4 revenue for PROG Holdings was $646.5 million compared to $605.7 million in the year-ago period, a 6.8% increase. Adjusted EBITDA for Q4 was $72.1 million, or 11.2% of revenues, compared to $94.6 million, or 15.6% of revenues, for last year. We generated $246 million of cash from operations for the full year of 2021, which is net of the working capital required to grow our leased portfolio.

Our Q4 GAAP diluted EPS was $0.59 and our non-GAAP EPS came in at $0.67. For the full year 2021, our GAAP diluted EPS was $3.67, and our non-GAAP EPS came in at $3.94.

We had $600 million of gross debt and $170 million of cash as of the year-end 2021, or approximately 1.1 times our trailing twelve months' adjusted EBITDA. We also have $350 million of availability under our undrawn revolving credit facility after the fourth quarter repayment of the $50 million balance that was outstanding at the beginning of the quarter.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

Turning to consolidated outlook for 2022, we expect revenues to grow to between $2.79 to $2.90 billion, adjusted EBITDA to be in a range of $320 to $350 million, and non-GAAP EPS in a range of $3.25 to $3.70.

As Steve mentioned, we have divided our 2022 outlook into three segments. For the Progressive Leasing segment, we expect revenues in the range of $2.73 to $2.83 billion and adjusted EBITDA in the range of $330 to $350 million, as we expect continued growth in the leased asset portfolio and normalization of customer payment activity that should result in a decrease in adjusted EBITDA margins to pre-pandemic ranges.
For our Vive Financial segment, we expect revenues of $60 to $70 million and adjusted EBITDA of $10 to $15 million. Finally, for our other operations, we expect our investments to result in adjusted EBITDA losses of $15 to $20 million.
This outlook assumes normalized customer payment activity, an approximately 26% tax rate, and no share repurchases beyond the approximately 1.3 million shares repurchased to date. It also does not incorporate potential negative impacts to our financial performance related to the further deterioration of macroeconomic factors.

Before we turn the call over to the operator, I want to take a minute to talk about the spread of our 2022 outlook and the resulting year-over-year comparisons. The portfolio normalization that began in the back half of 2021 and continues into 2022 will result in tougher comps in the first half of the year. We anticipate improvement in our GMV growth rate over the course of the year leading to stronger EBITDA and EBITDA margins in the back half of the year.

I will now turn the call back over to the operator for the Q&A portion of the call. Operator?

QUESTION AND ANSWER

Operator
Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw from the question queue, please press star then two.

Our first question today comes from Kyle Joseph with Jefferies. Please go ahead.

Kyle Joseph
Hey, good morning, guys. Thanks for taking my questions. Yes, Steve, I think at this point last year you were talking about kind of the stimulus sugar high spending that we were seeing. So, is this kind of the hangover from that, and I guess how long would you expect that hangover to last? I guess my question is do you think this shift recently is more so from inflationary impacts or is it the consumer bought a lot of what they needed in the last call it 18 months?

Steve Michaels
Yes, Kyle. Thank you and good morning. There's a lot that goes in that mixing bowl. I think we came off of a strong Q4 from a GMV perspective with an 18.3% growth. And if you and I were to be talking about our outlook for '22, if we had been talking about it on Jan 1, we would have probably a different view than what we've experienced over the last 45 days or so. I think that it all goes into the mixing bowl, as you said, stimulus sugar high, the inflationary pressures, but it is definitely correlated with just omicron and the COVID impact of people staying home during January.

As we said, we're slightly negative year-to-date, but we have improved February month-to-date versus the January trends. We had reports from retailers where they couldn't even staff their stores and they reduced operating hours in the week because of people that were sick and quarantining. And so, as you would expect, we had actually increases in GMV on our e-com

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

channels. But since e-com is kind of midteens of our overall business, the in-store caused the overall to be negative.

So, we expect and we hope that as the case counts, which have come down very aggressively, wane, we'll get back to a more normalized environment. But then we're coming back to an environment that is a little uncertain, as you said, because we are comping against a pretty heavy stimulus from last year as well as we're entering into a uncertain tax season, which is certainly delayed. That's the most positive way to spin it, it's going to be delayed.

I'm not sure about the demand pull-forward and people bought what they want. I still think there is good demand out there. And we expect that as we move through this next several months we're going to have improvement and increases in our--once we get past the stimulus and some of this chop, we'll have increases and improvement in our GMV growth.

Kyle Joseph
Got it, very helpful. Just one follow-up for me. Just on the pipeline, it's been a couple years since we've seen kind of a big add. And to your point, it seems like the environment's getting to be one in which a retail partner may desire a financing partner like yourselves more so at this point, with more challenging comps and whatnot. Can you just give us any update you can on the pipeline and kind of the demand and conversations you're having with retailers, understanding that retailers have been distracted in 2020 with the pandemic and, to my understanding, distracted a little bit with onboarding BNPL in 2021?

Steve Michaels
Yes. Yes, you're right to there. And as far as the setup goes, we're very optimistic about the year and about the next several years, because the opportunity is as large as it ever has been. We are well-positioned to take advantage of it. And when there is some chop in the waters, that's when our business shines. It shines for our customers because, coming off of a high liquidity period of the stimulus environment of COVID, they're more in need of flexible point-of-sale payment options, and we'll be there for them. And it can shine for prospective--current and prospective retail partners as well.

So, current partners, we can be more important to them and drive higher balance of sale. And as you said in your question, retail partners that we've been having dialogue with that may have just not prioritized it, because of a whole host of factors we have seen in previous cycles, have used these times to kind of lean into a new solution and a new tool to help them drive their businesses as well. So, we are encouraged by that, and we would think this environment would be more conducive to pipeline conversion than the last couple years.

Kyle Joseph
Great. Thanks very much for answering my questions.

Steve Michaels
Thank you, Kyle.

Operator
The next question comes from Jason Haas with Bank of America. Please go ahead.

Jason Haas
Hey, good morning, and thanks for taking my questions. My first one's on just the overall credit environment. I think on the last few calls, we had talked about an expectation that we may start to see some credit tightening above you, which should funnel some more customers down. So, I'm curious if you've started to see that yet and, if not, over what sort of timeline you think this year you'll start to see some of that happen.

Steve Michaels
Yes. Thank you, Jason. And that's what we do expect from a macro environment. We've talked about kind of this normalization or return to normal and having--it has kind of two phases or two

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

prongs. One is we expect higher write-offs, which we are experiencing and expect within our normal ranges. But then two, it should lead to a removal of the headwind on GMV, and that can come in a couple of forms. One would be just customers needing more point-of-sale payment options, our normal kind of core customers, and then, two, a tightening of the supply above us in the stack. And that's what you're referring to.

I will tell you right now I believe that the early innings of this kind of return to normal is impacting our customer more than the prime customer from a credit performance standpoint. And that is pretty common sense just because our customer would probably burn through any kind of savings or cash reserves more quickly, and they were a bigger beneficiary of the stimulus.

So, we have not seen to date a material change in the application funnel above us. But as this kind of continues and inflation continues to be pressure and gas prices as part of inflation, we do expect that next marginal group of customers above us on the FICO stack will--less of them will get picked off by credit supply above us and they'll flow into our market. But there will be a lag there, as we've been talking about for several quarters. And we're not seeing it right now, but we would expect, kind of as the year goes on, that phenomenon will happen.

Jason Haas
Thanks. I guess a follow-up question to that, where do you see the financial health of your customer right now as compared to pre-pandemic levels? Do you think we're sort of back to where we were prior to the pandemic, or do you think that that customer still has some extra money?

And then I guess going forward, are we sort of rooting for that customer to get into a worse financial position so it maybe drives more usage of lease-to-own, or do you, I guess, want things to kind of stay stable? I guess another way to ask a question is sort of like what sort of economic environment do you think you need to hit the guidance this year, or is it sort of independent of what the macro does?

Steve Michaels
Yes. So, the customer, as it relates to pre-pandemic, I think, if you just assume that the stimulus has kind of been spent or burned off, then you get to more apples to apples. And I would say that employment is better, right? Employment was great coming into the pandemic. Employment's very good now. There has been some wage inflation, but we're experiencing food, energy, and housing inflation like we haven't seen in decades. And so, the customer is probably under a little bit of stress.

But our customer, I've been dealing with this customer for nearly 30 years, and they're very resilient. And they're not going to adjust overnight, but over a period of time, they will make adjustments and get back to their normal environment. So, I'd say they're kind of at par to slightly more stressed than they were pre-pandemic just because of the inflationary pressures, even though employment's good and there has been some wage inflation.

As far as the macro environment, clearly based on the last 45 days, we're not immune to the macro environment because applications just haven't come through. But we want employment, right? That raises all boats or all ships, and that's a--the outlook for that for this year is good. The Goldilocks macro environment for us would be great employment and a little less money flowing in the market from a credit supply standpoint. Those things don't normally happen together.

But we've put our outlook out there based on what we know now, but we do anticipate as the year sequentially progresses we'll have improvement. And we're excited about not only the lease business, but some of these other things we're working on and conversations we're having with retailers. And we think that, even though this--the margins and the outlook is a little bit of a pause in our historical history of growing earnings, we're set up well for the next several years.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
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Jason Haas
Great. Thank you.

Steve Michaels
Thank you, Jason.

Operator
The next question comes from Bobby Griffin with Raymond James. Please go ahead.

Bobby Griffin
Good morning, everybody. Thanks for taking my questions.

Steve Michaels
Hey, Bobby.

Bobby Griffin
I guess, Steve and team, I just wanted to first touch on the cash flow generation of the business. And we had multiple companies report this morning, so my apologies if some of this was addressed in the prepared remarks. But if you look at this year and the free cash flow as kind of a conversion of EBITDA, roughly 60%, is there something this year that's abnormal, or is that conversion a decent rate to assume going forward? And then I guess the second part of that is, if you take next year's guide and use that same conversion, it implies another great year of really strong free cash flow. Leverage is really low in this business. You don't want to build cash, but couldn't the business hold more debt and buy back a lot more stock than it already has?

Steve Michaels
Yes. Thanks, Bobby. That is one of the great parts about this business is the cash flow generation. We've talked a lot about, even at very high growth rates, it can still at least self-fund, if not generate free cash flow.

And I assume when you meant this year as far as kind of is this normal, you're talking about '21. And I would say, with the caveat of timing matters, GMV growth and timing matters, I would say that there was nothing abnormal in '21 as it related to the business's ability to convert EBITDA into free cash flow generation. And we would expect--we don't guide to free cash flow, but we would expect '22 to be another strong free cash flow generative year.

And when we talked in the fall about the tender and our desire to bring shares in and shrink the cap, it wasn't the end of our capital return campaign or strategy. It was one way to execute. And so, our capital allocation priorities haven't changed. We've got organic growth, which we can kind of check that box, we're fortunate in that regard, continue to look for some M&A, and the return excess cash to shareholders. So, I would expect that we'll continue to return cash to shareholders this year and into the future absent some potential M&A opportunity.

We have said that we like to stay in that 1 to 1.5 turns of leverage. And that's for a lot of strategic reasons related to using the balance sheet to position us for strength for potential retail partners and to be able to not have anybody concerned that we can't fund that growth. But we've got room there as well as cash generation.

Bobby Griffin
Okay. And I guess the second question for me, you called it a little bit out in the prepared remarks, but the SG&A level of the business going back above pre-pandemic levels and some wages and some things like that. But is it structurally just more expensive, besides the wages, to operate this type of business today? And maybe include the drag from the Four and other acquisitions that you called out. But is that just a new normal today where there's just a bigger SG&A level that has to be in this business, or are these investments going to start to see ROI where we could have some return in the future, either through growth or better--getting SG&A back in line with pre-pandemic levels?

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

Steve Michaels
Yes. Thanks for that. I'll start and Brian can jump in. But yes, I would start by saying there's nothing structurally that has changed during the pandemic that it's just more expensive, with the exception of the fact that compensation costs and the war for talent has really impacted us across all levels, from premier developer and engineers to even thinking of a really professional and customer centric contact center. So, we have seen some upward pressure there.

If you go back from 2019 to the end of 2021, we grew revenue at 25% and we grew SG&A at 23.8%. Now, if you look at what we expect for 2022, it reflects continued investment in SG&A and a little bit more muted revenue growth than we expected because of the GMV headwinds that we've experienced here in the first few months. And as you guys know from our revenue recognition, early GMV has a bigger impact on the calendar year than later GMV, and that's just kind of where we are as we came out of the gates.

We continue to have what we refer to as an investment layer, and you acknowledged that. We're not optimized for profit. We're geared for growth. And we do believe--we wouldn't be making these investments if we didn't think they had a positive ROI. We expect that some of the e-com plug-ins as well as new products and other things that we're developing and launching to help our retailers and even our direct-to-consumer motion will provide growth and have a positive ROI even later in '22 and into '23 and '24.

So, the short answer is there's nothing structurally that has made it more expensive. We're continuing to invest and not running it for the next quarter or two. We're running it for the long term, and we think those are the prudent investments.

Bobby Griffin
Thank you. I appreciate the detail, and best of luck this year.

Steve Michaels
Thanks, Bobby.

Operator
The next question is from Anthony Chukumba with Loop Capital. Please go ahead.

Anthony Chukumba
Well, that's a new pronunciation. So, good morning. Thanks for taking my question. I guess my first question, over the last call it 12 to 18 months, we have seen some consolidation in the industry, right, Rent-A-Center buying Acima and then FirstCash buying American First. I guess what are you seeing from a competitive perspective for large sort of national partners, and even more kind of the small 10, 20 door chains? Anything that you've seen that's changed with the consolidation that we've seen?

Steve Michaels
Yes. Thank you, Anthony. We've talked about this before, but we haven't seen, as you mentioned, the small 10, 20 door chains. That's always very competitive. It remains competitive, and we expect that to continue.

The enterprise accounts or the national accounts, the conversations we're having, we would expect that the folks that don't have a solution now would be talking to multiple parties. And we feel like we've got--we're well-positioned to win more than our fair share of those processes.

But generally, as I've said before, I think it's less about consolidation. As you mentioned, Acima and AFF and Katapult, I think it's a positive thing for the industry. And I believe that it actually helps us, just because multiple competitors being public and reporting and having the similar kind of investments in compliance and infrastructure levels the playing field a little bit and is healthy for the industry from an optics and a regulatory standpoint.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

From a competitive standpoint, they're not new competitors. They may be more well-funded from a balance sheet standpoint, but we continue to believe that our track record and our partner network speaks volumes about our ability to drive business for prospective--for that pipeline conversion.

Anthony Chukumba
Got it. That's helpful. Thank you so much for taking my question.

Steve Michaels
Thank you, Anthony.

Operator
The next question comes from Brad Thomas with KeyBanc. Please go ahead.

Brad Thomas
Hey, good morning, everybody. Thanks for taking my question. I wanted to circle back on just GMV and its relationship with sales, obviously a metric you all have been disclosing since you became a standalone company, but we're still kind of getting used to it and connecting the dots between it and the income statement here.

So, it seems to me that probably the biggest headwind between the GMV growth and the reported revenue growth is the write-offs going higher. And so, as the write-offs start to get more normalized and you're not seeing an increase in those year-over-years, it would seem that perhaps the reported revenue growth starts to track more in line with GMV. I guess the question would be, is that the right way to think of it, and any more thoughts on how we should think about connecting the dots between those two items?

Steve Michaels
Yes. I'll probably let Brian chime in here, but I would say that there's not--I'm not suggesting there's not a correlation. But as far as revenue growth or reported revenue growth, write-offs would not have an impact on that. The other side of the allowance, which is the AR allowance, or the accounts receivable allowance, would have an impact on revenue because it's a contra revenue account. But I'll let Brian chat.

Brian Garner
Yes. I think the metrics that I would watch as you're kind of analyzing the revenue trends, the portfolio--the leased asset portfolio that we have on our balance sheet, watching the growth rates there is going to have more of a correlation between that and revenue. GMV feeds into that leased asset balance and then revenue, over the course of time, will follow suit with that leased asset balance.

There's a little bit of noise as you look over the last couple years in particular, because 90 day buyouts have been elevated to levels we've really never seen in the history of the business, given the liquidity of the consumer. And so, what's happening is we're getting a lot of those buyouts happening that have been recorded as revenue in the period of buyout. And so, that's a lifted 2021 revenue, lifted 2020 revenue. And so, that's part of that normalization dynamic that you're seeing. 90 days are starting to trail off as expected, so that's going to have a bit of a downward impact on your revenue relative to the last couple of comps.

So, I would just keep that in mind. But in a normalized state, as things return to normal, you're going to see revenue trend, over the course of an annual period, in line with the portfolio, all else being equal.

Brad Thomas
Got you. So, Brian, it's more a function of the 90 day buyouts normalizing rather than write-offs.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

Brian Garner
Yes. The write-offs are down in operating expenses. As Steve mentioned, the AR reserve or the change in the AR reserve certainly is an offset to revenue. But I think at an order of magnitude, what's going to matter over the course of time is the 90 days getting back to a normalized level, and then you'll start to see revenue kind of fall in line with the portfolio.

Brad Thomas
Got you. And as we think about the revenue guidance for about 4% to 8% growth, what's the GMV forecast for the year?

Steve Michaels
Yes, Brad. We didn't guide specifically to GMV. But as obviously there's a relationship there. And if we're starting the year a little soft in that we're slightly negative year to date, and then we're going to be comping against another sizable stimulus here in the back half of March and April, the math would just imply that you have to be kind of in a double-digit GMV growth in the last kind of seven or eight months of the year in order to comfortably be within those revenue ranges. And that's our expectation, is that we get through this next several months and get back to those levels.

If we were--as I mentioned to Kyle, if we were having this chat before omicron impacted applications and retail just robustness, we would have expected GMV roughly where we were in 2021, which is a really strong level.

Brad Thomas
Yes, really helpful. A couple other quick housekeeping items, if I could. I know that part of the narrative at the third quarter earnings was that we were getting a return to kind of normal conditions in margins and write-offs a bit faster than probably anybody expected. I guess just as we think about the last few quarters, would you think of 4Q as having been pretty normal as we look at the 11% EBITDA margin, write-offs in the middle of that 6% to 8% range? Is this the first kind of normal quarter to be comping off of and then we've got three quarters where we still have to kind of get to normalization, or would you think of there still being issues that we need to normalize on or even that 3Q might have been more of a normal quarter? I'm curious how you think of--if we're getting back to more of a normal trend here.

Brian Garner
Yes, I think was certainly a step in that direction. And I think when we talk about our annual targets, it's important to remember these are annual targets. And certainly, you see some variability throughout the year and any quarter given the seasonality dynamics, 90 day, etc. But you're right. As I mentioned in my prepared remarks, we are seeing some of the delinquency trends basically reach pre-pandemic levels, and I think that flows through.

And I think it's important to note, with respect to the portfolio overall, and we've hit on this before, but we feel like we have a high degree of control over the portfolio yield and the lease outcomes. And that's a function of a couple things. That's the short duration of the portfolio. Average life is just over six months. And so, as we start to see things or we start to sense that the winds are blowing a little bit of a different direction, we're able to make changes in our decisioning posture to really make sure we stay in line with those desired economics.

And so, as we return to normal, as we see those delinquency trends start to get back to a place that we saw in 2019, we will start to have a path towards that 11% to 13%, and we'll be watching it. We watch early indicators and are very focused on maintaining those bounds of the portfolio.

Steve Michaels
I would just add, Brad, on that that Q4 kind of, from a write-off standpoint, is right near the middle of that range. And that's kind of what we consider normal. There would be some puts and takes. We talked about SG&A. But there's also--due to that 90 day buyout dynamic, there's some potential upside in that gross margin level. So, those are the things you have to take into consideration when we're thinking about the annual range for--even on the guide for the

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

Progressive Leasing segment still, low to low and high to high, somewhere around that 12% range from an EBITDA margin standpoint.

Brad Thomas
Yes. Got you. That's all really helpful. Thank you, Steve. Thanks, Brian.

Steve Michaels
Thanks, Brad.

Operator
The next question comes from Michael Young with Truist. Please go ahead.

Michael Young
Hey, good morning. Thanks for taking the question. Wanted to start with just the share buyback capacity. Are there any--you kind of touched on cash levels, availability under the revolver, and kind of leverage ratio. Are there any other limiters on how aggressive you can be in terms of additional share repurchase, whether it be float considerations or anything like that with the board, that would limit your ability to be aggressive here?

Steve Michaels
Yes. Thanks for the question, Michael. I think our stated kind of comfort level in that 1 to 1.5 turns of leverage is the thing that would be the most--and that's a range, obviously, and it's not a point in time, but that would be really our driving lens that would go into the analysis.

We have some financial covenants, but they're way higher than our comfort level, so that would not be something that we would bring into the consideration. Float is always part of the analysis. But we do think that, as you saw, we bought back shares since the expiration of the tender and, at these levels, continue to believe that the value of the stock and of the business are not being properly reflected, so it's a good investment.

So, as far as aggressiveness, we do have cash, we do have cash generative abilities, and we do have that revolver. But we're going to keep dry powder on the balance sheet because of the opportunity to continue to grab that unserved TAM that's out there.

Michael Young
Okay. And just to be clear, you mean you would still pursue M&A even with the stock of these levels?

Steve Michaels
Well, the stock and our view on its ROI would be a hurdle that we would put some M&A up against. So, it wouldn't be blind. It would be--everything would be part of the analysis. And I wouldn't foreclose M&A, but with these levels it makes the M&A hurdle higher.

Michael Young
Okay, fair enough. And last one for me. If we kind of think about the things that are pushing the growth down, obviously there's the hole kind of in the first quarter here with omicron. It seems like things could snap back. What are sort of the positive or upside potential drivers as we move throughout the year that could result in either the high-end of the range or upside to the range, since we've talked about a lot of the negatives so far?

Steve Michaels
Yes. Thanks for that. I like to focus on the positives too, because we're really bullish about the business even notwithstanding this start. I think the customer, as I said, is resilient. They will figure it out. Retail, I hope, will also be--promotional and supply chain will fix or heal somewhat. We internally have a lot of great things that we're talking to our partners about as far as enhancements on our e-com flow or ways to use some of our products and technology to make the customer experience better and quicker at the retailers' point-of-sale.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

We touched on it in our remarks--in my remarks, but our marketing, our co-marketing branding has great legs and is really being embraced by our retailers. I think we've got big opportunities there. And that does, as we've talked about, a number of things. It not only drives GMV for us, but it really cements the value of our partnership and the value of our database and ecosystem that we bring to bear for our retailers. We continue to believe these retail partnerships and that customer acquisition channel is very powerful. But the more we partner with these large enterprise accounts, the more data that we can provide to them showing how much we're driving incremental into their environment, really serves to make that partnership more durable and more valuable.

So, those of the types of things that we think--we've got a marketing calendar with our partners. We've got, for lack of a better term, a tech prioritization calendar for certain things being slotted in in certain quarters. We're realists. Those things slip sometimes, so we're being a little conservative on how much that can drive GMV. But we certainly are subject to macro, but we're not sitting back waiting for it to happen to us. We're managing the business and executing and looking for ways to drive business for both our retailers and us, and feel good about where we'll be in the back half of '22 and certainly beyond.

Michael Young
Okay. Thank you.

Steve Michaels
Thanks, Michael.

Operator
The next question comes from Vincent Caintic with Stephens. Please go ahead.

Vincent Caintic
Hey, thanks. Good morning. Just some kind of quick follow-ups. So, for the GMV, appreciate the color you've given so far. And just because I know people are sort of sensitive to it, so the first quarter of 2022 seems like that's sort of trending tougher, and perhaps the first half of the year we should sort of be expecting it to be down on the year basis and then grow in the second half of the year. Just wanted to confirm that.

And then sort of--you talked in your prepared remarks about some initiatives you're taking, for example kind of integrating with partners' online platforms. You're developing complementary FinTech products. Maybe you could discuss that and sort of the impact you expect to GMV as well. Thank you.

Steve Michaels
Yes. Thanks, Vincent. Yes, at the risk of guiding quarterly GMV, which is tough, definitely Q1 is a--we're sitting here slightly negative. We have seen some improvement, but we're also going to be dealing with an uncertain tax season and comping against that stimulus from last year. I would not expect negative for the first half of the year, but we expect sequential improvement in GMV as the quarters move on, and then back to my comments to I think Brad about where that math kind of shakes out.

As it relates to our other investments, Four, that we bought last year, as well as these other FinTech products, we're excited about them. They're in various stages of development/testing, and we look forward to talking to you more specifically about them over the next several months. We believe they're complementary and can help drive the lease business and drive GMV. As far as meaningful impact in 2022, that's probably not in the cards. But over the next several years, we do believe they will have a strong participation in the GMV growth for the leasing segment.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

Vincent Caintic
Okay. Thank you. And then maybe if we could talk about some of the investment you're making as well to drive GMV, and then sort of how you are putting guardrails around the investments. Should we sort of think about 11% to 13% EBITDA margins are sort of the bogie maybe, but to the extent you could hit above that spend on investments, grow the GMV and just any particular investments that you're looking at now? Thank you.

Steve Michaels
The investments are embedded in the outlook. There are embedded in not only the PROG Leasing outlook from an SG&A standpoint, but the PROG Holdings' outlook. And both of those happen to be within the 11% to 13% range. We're certainly not running the business on a quarter to quarter basis. We're running it for the long term. We believe these investments are prudent, but we also understand we have to manage the business. And we do have some control--well, we have control over the SG&A, and that's something that we'll look at to run within those guideposts.

But as far as the investments, they really go back to the things that we were just talking about, kind of leaning into our innovation of the LTO product, whether it be direct-to-consumer motion, the marketing, the e-com plug-ins, the better integrations on customized platforms, and then some of these other complementary FinTech products that are captured in that other bucket in our outlook.

Vincent Caintic
Okay, great. That's very helpful. Thanks so much.

Steve Michaels
Thanks, Vincent.

Operator
The next question is a follow-up from Anthony with Loop Capital. Please go ahead.

Anthony Chukumba
Thanks. Just a real quick one. And you've kind of touched on this a little bit in some of your answers to the previous questions, but just any update in terms of your e-commerce integrations with your big retail partners. Thanks.

Steve Michaels
Yes, Anthony. We made good progress in 2021. We've got--as I mentioned earlier about this kind of tech priority and being slotted in in the quarters, we've got plans with basically our key retailers that aren't already transactional in 2022. But we don't stop there, right? The ones that launched in 2020, they were enhanced in 2021, and we'll continue to try and make the process better.

E-com is a bright spot. As we mentioned, it grew 151% in 2021. It was 18% of GMV in the quarter, in Q4. We expect it will continue to grow faster than the overall GMV. We don't have a target, as I've said in the past, because we want the customer to choose what channel they interact with us on. But it's my expectation that that 15.2% of GMV for '21 that came from e-com, it will be higher in 2022 because that's basically what the customers and retailers are asking for.

Anthony Chukumba
That's helpful. Thank you.

Operator
This concludes our question and answer session. I would now like to turn the conference back over to Steve Michaels for any closing remarks.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern

CONCLUSION

Steve Michaels
Yes. We thank you guys for joining us today. We look forward to continuing to communicate with you about our 2022 plans and having 2022 ramp as the year goes on. Thanks to all the PROG family out there for taking care of our customers. And we'll talk to you again in a couple months.

Operator
This conference has now concluded. Thank you for your attending today's presentation. You may now disconnect.

PROG Holdings, Inc. Fourth Quarter and FY '21 Earnings Call
February 23, 2022, 8:30 AM Eastern